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                                                                     Exhibit 3.1

                                    EXHIBIT A

                                       TO

                              ARTICLES OF AMENDMENT

                                 ALKERMES, INC.

          RESOLVED, that pursuant to the provisions of Section 1914(c) of the Pennsylvania Business Corporation Law of 1988, as amended, the Second Amended and Restated Articles of Incorporation of the Corporation, as amended, be further amended and restated to read in full as follows, effective as of the filing of the Articles of Amendment with the Pennsylvania Department of State:

                           THIRD AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                 ALKERMES, INC.

     FIRST. The name of corporation is Alkermes, Inc. (the "Corporation"). The term of existence of the Corporation is perpetual.

     SECOND. The address of the Corporation's registered office in the Commonwealth of Pennsylvania is c/o CT Corporation System, 1515 Market Street, Philadelphia, Pennsylvania 19103.

     THIRD. The Corporation was incorporated on July 13, 1987 under the Business Corporation Law, Act of May 5, 1933, as amended, and is subject to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended, including, but not limited to, acquiring, owning, using, dealing in and disposing of real and personal property of any nature whatsoever.

     FOURTH. The aggregate number of shares which the Corporation has authority to issue is 165,000,000 shares par value $.01 per share of which 160,000,000 shares are designated as Common Stock (hereinafter referred to as "Common Stock").

     The Board of Directors shall have the full authority permitted by law to make divisions of the authorized shares into classes and into series within any class and to make determinations of the designation and the number of shares of any class or series and determinations of the voting rights, preferences, limitations and special rights, if any, of the


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shares of any class or series, including the power to increase the previously determined number of shares of any class or series, including, but not limited to, shares of Common Stock, par value $.01 per share, to a number not greater than the aggregate number of shares of all classes and series that the Corporation is authorized to issue and to decrease the previously determined number of shares of any class or series, including, but not limited to, shares of Common Stock, par value $.01 per share, to a number not less than that then outstanding.

     The following is a description of each class or series of capital stock that has been designated and a statement of the voting rights, designations, preferences, limitations and special rights granted to or imposed upon the shares of each such class or series:

                                  COMMON STOCK

     1. VOTING RIGHTS. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in his name on the books of the Corporation.

     2. DIVIDEND RIGHTS. The holders of shares of Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors, but only out of funds legally available therefore.

                             NON-VOTING COMMON STOCK

     1. NUMBER OF SHARES AND DESIGNATION. 450,000 shares of capital stock, par value $.01 per share, of the Company are hereby designated as Non-Voting Common Stock (the "Non-Voting Common Stock").

     2.   VOTING RIGHTS.

     (a) The holders of Non-Voting Common Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of Non-Voting Common Stock will have one vote for each share of Non-Voting Common Stock held. Any shares of Non-Voting Common Stock held by the Company or any entity controlled by the Company shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

     (b) So long as the Non-Voting Common Stock is outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority (unless a higher percentage shall then be required by applicable law) of all outstanding shares of Non-Voting Common Stock voting separately as a class, amend, alter or repeal any provision of the Articles of Incorporation (including, without limitation, these resolutions) or the Bylaws of the Company so as to affect adversely the rights of the Non-Voting Common Stock; provided, however, that no such vote shall be required to create, authorize or issue, or reclassify any authorized stock of the Company into, or increase the authorized amount of, any class or series of the Company's capital stock ranking senior to, or on parity with, the Non-Voting Common Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any obligation or security convertible into shares of such a class or series.


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     3.   DIVIDEND, LIQUIDATION AND OTHER RIGHTS; SUBDIVISION AND COMBINATIONS.
 The holders of shares of Non-Voting Common Stock (a) shall be entitled to receive the same dividends or distributions, in cash, shares of stock or other property, as the holders of Common Stock receive; (b) shall be entitled to the same liquidation rights as, and on a parity with, the holders of Common Stock; and (c) shall be entitled to any other rights or privileges as, and on a parity with, the holders of the Common Stock. If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, or shall be combined into a smaller number of shares of Common Stock, the shares of Non-Voting Common Stock shall be similarly subdivided or combined.

     4. AUTOMATIC CONVERSION. Each share of Non-Voting Common Stock shall automatically be converted into one share of Common Stock immediately upon the transfer of ownership by the initial holder or an "affiliate" of the initial holder to a third party which is not an "affiliate" of such holder. In the event of such an automatic conversion, the outstanding shares of Non-Voting Common Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Non-Voting Common Stock are delivered to the Company or its transfer agent. Such conversion shall be deemed to have been made on the date of transfer to such third party holder and the person(s) entitled to receive shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. For purposes of this section 4, "affiliate" means a person or an entity that directly or indirectly controls, is controlled by or is under common control with the holder, where "control" means the direct or indirect ownership of fifty percent or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the holder.

     5.   CONVERSION AT HOLDER'S OPTION. (a) Subject to the limitation in
Section 5(c) below, each share of Non-Voting Common Stock shall be convertible, at the option of the holder of such share, into one share of Common Stock, by surrender of certificate or certificates representing the share or shares of Non-Voting Common Stock to be converted in the manner provided in Section 5(b). A holder of Non-Voting Common Stock is not entitled to any rights of a holder of Common Stock until such holder has converted his Non-Voting Common Stock to Common Stock and only to the extent such Non-Voting Common Stock is deemed to have been converted to Common Stock under this Section 5.

     (b) In order to exercise the conversion right, the holder of Non-Voting Common Stock who intends to convert shall send a written notice (the "Conversion Notice"), at least thirty (30) business days prior to an intended conversion, to the Company and the Transfer Agent of his, her or its election to convert such number of shares of Non-Voting Common Stock specified in said notice. The holder of the Non-Voting Common Stock to be converted shall surrender certificate or certificates (with the Conversion Notice) representing the number of shares to be so converted, duly endorsed, to the Transfer Agent. The Conversion Notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock issuable on such conversion shall be issued, and shall be accompanied by transfer taxes, if required. Each such share of Non-Voting Common Stock surrendered for


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conversion shall, unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Non-Voting Common Stock is registered, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the holder or his duly authorized attorney.

     As promptly as practicable after satisfaction of the requirements for conversion set forth above, the Company shall issue and shall deliver to such holder or, if shares of Common Stock issuable on conversion are to be issued in a name other than that in which such share of Non-Voting Common Stock to be converted is registered (as if such transfer were a transfer of the share of Non-Voting Common Stock so converted), to such other person, at the Transfer Agent, certificate or certificates representing the number of shares of Common Stock issuable upon the conversion of such share of Non-Voting Common Stock in accordance with the provisions of this Section 5.

     Each conversion shall be deemed to have been effected on the date on which the requirements set forth above in the first paragraph of this Section 5(b) have been satisfied as to such share of Non-Voting Common Stock so converted, and the person in whose name any certificate or certificates for the shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that if any such surrender occurs on any date when the stock transfer books of the Company shall be closed, the conversion shall be effected on the next succeeding day on which such stock transfer books are open, and the person in whose name the certificates are to be issued shall be the record holder thereof for all purposes.

     (c) Any holder of Non-Voting Common Stock may only convert into Common Stock that number of shares of Non-Voting Common Stock so that such converting holder of Non-Voting Common Stock shall beneficially own, together with any other shares of the Company's stock entitled to vote for the election of directors ("Voting Stock"), (a) no more than 49.99% of the issued and outstanding shares of Voting Stock and (b) an amount of Voting Stock, the aggregate value (as defined in the Hart-Scott-Rodino Antitrust Improvement Act (16 C.F.R. Section 801.10)) of which, is no greater than $15 million.

                                 PREFERRED STOCK

     1. NUMBER OF SHARES AND DESIGNATION. 3,000,000 shares of capital stock, par value $.01 per share, of the Company are hereby designated as preferred stock, par value $.01 per share ("Preferred Stock").

     2. RIGHTS. The Board of Directors shall have the full authority from time to time to make determinations of the designation and the number of shares of any series of Preferred Stock and to make determinations of the voting rights, preferences, limitations and special rights, if any, of the shares of Preferred Stock or any series thereof.

     FIFTH: Any action required or permitted to be taken at a meeting of shareholders or of a class of shareholders may be taken without a meeting upon written consent of shareholders who would have been entitled to cast the minimum number of votes that would be


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necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.

     SIXTH: Any or all classes or series of shares, or any part thereof, may be represented by certificates or may be uncertificated shares, provided, however, that shares represented by a certificate may not be uncertificated shares until such certificate is surrendered to the Corporation.


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